Exhibit 10.1

EXECUTION VERSION

MASTER TERMINATION AGREEMENT AND RELEASE

Master Termination Agreement and Release, dated as of March 21, 2011, (this “Agreement”) by and among:

(1)	Merck & Co., Inc., a corporation organized under the laws of New Jersey, formerly known as Schering-Plough Corporation (“Merck”);

(2)	Merck Sharp & Dohme Corp., a corporation organized under the laws of New Jersey (formerly known as Merck & Co., Inc.) (“Old Merck”);

(3)	Sanofi-Aventis, a société anonyme organized under the laws of France (“Sanofi-Aventis”);

-and-

(4)	Merial Limited, a company limited by shares organized under the laws of England and domesticated in the State of Delaware, United States as Merial, LLC, a limited liability company (“Merial”).

(Merck, Old Merck, Merial and Sanofi-Aventis are hereinafter referred to individually as a “Party” and collectively as the “Parties”).

WHEREAS:

(A)

Merck and its Subsidiaries are engaged in the animal health business, including the discovery, development, manufacturing and sale of veterinary medicines in all major food producing and companion animal species (collectively, the “I/SP Business”);

(B)

Pursuant to that certain Call Option Agreement, dated as of July 29, 2009, by and among Merck, Sanofi-Aventis and Old Merck, as amended on February 17, 2010 by Amendment No. 1 thereto, February 18, 2010 by Amendment No. 2 thereto, February 19, 2010 by Amendment No. 3 thereto and March 8, 2010 by Amendment No. 4 thereto (as so amended, the “Call Option Agreement”), Merck granted to Sanofi-Aventis the right to conduct due diligence on the I/SP Business and the option (the “Call Right”), exercisable at the sole discretion of Sanofi-Aventis, to acquire from Merck (by way of contribution to Merial) the I/SP Business in exchange for the issuance and transfer of 50% of the then-outstanding equity interests in Merial, such that Sanofi-Aventis and Merck would each own 50% of Merial as of the consummation of such transactions;

(C)

Merck, Sanofi-Aventis and Merial entered into that certain Contribution Agreement, dated as of March 30, 2010, as subsequently amended, as a consequence of Sanofi-Aventis’ exercise of the Call Right (as so amended, the “Contribution Agreement”);

(D)	The Parties wish to terminate the Call Option Agreement pursuant to Clauses 9.1.6 and 9.1.8(y) thereof; and

(E)	The Parties wish to terminate the Contribution Agreement pursuant to Section 14.1.1 thereof.

EXECUTION VERSION

Now, therefore, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto hereby covenant and agree as follows:

1	Definitions

Capitalized terms used herein but not otherwise defined shall have the meaning set forth in the Contribution Agreement.

2	Termination of Contribution Agreement

2.1	The Parties agree that the Contribution Agreement is hereby terminated in accordance with Section 14.1.1 thereof.

2.2

Pursuant to Section 14.2 of the Contribution Agreement, the Contribution Agreement is hereby void and of no further effect (except with respect to Sections 14.2 and 17.2 and Article 18 thereof, which shall survive this termination and remain in full force and effect), without any liability to any Person in respect thereof or of the transactions contemplated thereby on the part of any Party thereto, or any of their Affiliates or Representatives.

3	Termination of Call Option Agreement

3.1	The Parties agree that the Call Option Agreement is hereby terminated in accordance with Clauses 9.1.6 and 9.1.8(y) thereof.

3.2

Pursuant to Clause 9.2 of the Call Option Agreement, the Call Option Agreement is hereby void and of no further effect (except with respect to Clauses 9.2, 10 and 11 thereof, which shall survive this termination and remain in full force and effect), without any liability to any Person in respect thereof or of the transactions contemplated thereby on the part of any Party thereto, or any of their Affiliates or Representatives.

4	Announcements; Information

4.1

No announcement or circular in connection with the existence or the subject matter of this Agreement shall be made or issued by or on behalf of any Party without the prior written approval of the other Parties. This shall not affect any announcement or circular required by Law or any regulatory body or the rules of any recognized stock exchange on which the shares of any Party are listed, but the Party with an obligation to make an announcement or issue a circular shall consult with the other Parties insofar as is reasonably practicable before complying with such an obligation.

4.2

Notwithstanding the foregoing, each of Merck and Sanofi-Aventis shall issue a joint press release in the form attached as Exhibit A hereto at a mutually agreed time following the execution of this Agreement.

4.3

The Parties shall, where required by, or prudent under, the applicable rules, regulations or customs of any Public Authority that was heretofore contacted by any Party in connection with the transactions contemplated by the Call Option Agreement or the Contribution Agreement, cooperate to jointly inform any such Public Authority of the

EXECUTION VERSION

termination of the Call Option Agreement and the Contribution Agreement and cooperate and use commercially reasonable efforts to resolve any inquiries from such Public Authority.

5	Representations and Warranties

5.1	Each of the Parties represents and warrants to the others as follows:

5.1.1	it is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation;

5.1.2	it is not in violation of any material provision of its organizational documents;

5.1.3

the execution, delivery and performance by it of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate proceedings and no other corporate proceeding on the part of it is necessary for the consummation by it of the transactions contemplated hereby;

5.1.4

this Agreement has been duly and validly executed and delivered by it, and, assuming the due and valid execution and delivery by the other Parties, constitutes a legal, valid and binding obligation of it enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the enforcement of creditors’ rights generally; and

5.1.5

the execution, delivery and performance by it of this Agreement and the consummation by it of the transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational or governing documents of it or (ii) conflict with or constitute a violation of any provision of any material law binding upon or applicable to it or any of its properties or assets.

6	Mutual Release

6.1

Each of Merck and Old Merck, on behalf of themselves and their respective Subsidiaries and Affiliates, and the successors, assigns, agents, representatives, stockholders, members, directors, managers, officers and employees of Merck, Old Merck and their respective Subsidiaries and Affiliates (collectively, the “Merck Releasors”), hereby irrevocably and unconditionally release, settle, cancel, acquit, discharge and acknowledge to be fully satisfied, and covenant not to sue Sanofi-Aventis, Merial, any of their respective Subsidiaries and Affiliates, and the successors, assigns, agents, representatives, stockholders, members, directors, managers, officers and employees of Sanofi-Aventis, Merial and their respective Subsidiaries and Affiliates (collectively, the “Sanofi Releasors”) from or in respect of any and all obligations, covenants, arrangements, representations, warranties, understandings or agreements of the Sanofi Releasors pursuant to the terms of the Call Option Agreement or the Contribution Agreement (including, for the avoidance of doubt and without limitation, any payment obligation of the Sanofi Releasors pursuant to Section 6.1.5 of the Call Option Agreement), of whatever kind and nature, whether known or unknown, contingent or otherwise; provided that such release shall not apply to any continuing obligation of the

EXECUTION VERSION

Sanofi Releasors under the Call Option Agreement or the Contribution Agreement which, by the terms of this Agreement, expressly survive the termination of the Call Option Agreement and the Contribution Agreement.

6.2

From and after the date hereof, the Merck Releasors shall not bring any action, suit or proceeding whatsoever against any of the Sanofi Releasors for any matter or circumstance with respect to which the Merck Releasors have released the Sanofi Releasors under this Agreement. The Merck Releasors further agree not to encourage or suggest to any other Person that such Person institute any legal action against the Sanofi Releasors with respect to any such matter or circumstance.

6.3

The Sanofi Releasors hereby irrevocably and unconditionally release, settle, cancel, acquit, discharge and acknowledge to be fully satisfied, and covenant not to sue the Merck Releasors from or in respect of any and all obligations, covenants, arrangements, representations, warranties, understandings or agreements of the Merck Releasors pursuant to the terms of the Call Option Agreement or the Contribution Agreement (including, for the avoidance of doubt and without limitation, any payment obligation of the Merck Releasors pursuant to Section 11.1.2, 11.1.3 or 11.1.4 of the Call Option Agreement), of whatever kind and nature, whether known or unknown, contingent or otherwise; provided that such release shall not apply to any continuing obligation of the Merck Releasors under the Call Option Agreement or the Contribution Agreement which, by the terms of this Agreement, expressly survive the termination of the Call Option Agreement and the Contribution Agreement.

6.4

From and after the date hereof, the Sanofi Releasors shall not bring any action, suit or proceeding whatsoever against any of the Merck Releasors for any matter or circumstance with respect to which the Sanofi Releasors have released the Merck Releasors under this Agreement. The Sanofi Releasors further agree not to encourage or suggest to any other Person that such Person institute any legal action against the Merck Releasors with respect to any such matter or circumstance.

7	Governing Law

This Agreement shall be governed in all respects by, and construed in accordance with, the Laws of the State of New York (without giving effect to its principles of conflicts of laws, to the extent such principles would require or permit the application of the Laws of a state other than the State of New York). Any claim, action or dispute against any Party to this Agreement arising out of or in any way relating to this Agreement shall be brought in the courts of the State of New York located in the City and County of New York or, in the event (but only in the event) that such courts do not have subject matter jurisdiction over such claim, action or dispute, in the Federal Courts of the United States sitting in the State, County and City of New York. Each of the Parties hereby irrevocably submits to the exclusive jurisdiction of such courts for the purpose of any such claim, action or dispute; provided, however, that a final judgment in any such claim, action or dispute shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably waives and unconditionally agrees not to assert, by way of a motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement (i) any objection that it may ever have that the laying of venue of any such claim, action or dispute in any federal or state court located in the above-named state or city is improper, (ii) any objection that any such claim, action or dispute

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brought in any of the above named courts has been brought in an inconvenient forum or (iii) any claim that it is not personally subject to the jurisdiction of the above-named courts.

8	Waiver of Jury Trial

Each Party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each Party hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any Litigation directly or indirectly arising out of or relating to this Agreement. Each Party certifies and acknowledges that (i) no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of Litigation, seek to enforce the foregoing waiver; (ii) each Party understands and has considered the implications of this waiver; (iii) each Party makes this waiver voluntarily; and (iv) each Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this paragraph.

9	Counterparts

This Agreement may be executed in several counterparts (including by facsimile or other electronic transmission), each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

10	Binding Effect

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns.

EXECUTION VERSION

In Witness Whereof, the Parties hereto have duly executed this Master Termination Agreement and Mutual Release as of the date first above written.

MERCK & CO., INC.

By:	/s/ Peter N. Kellogg
Name: Peter N. Kellogg
Title: Chief Financial Officer

MERCK SHARP & DOHME CORP.

By:	/s/ Peter N. Kellogg
Name: Peter N. Kellogg
Title: Chief Financial Officer

SANOFI-AVENTIS

By:	/s/ Karen Linehan
Name: Karen Linehan
Title: Senior Vice President, Legal Affairs & General Counsel

MERIAL LIMITED

By:	/s/ José Barella
Name: José Barella
Title: Chief Executive Officer

EXECUTION VERSION

Exhibit A

Joint Press Release